Filed Pursuant to Rule 424(b)(3)

Registration No. 333-216691

333-216691-01

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated March 1, 2019)

INVESCO DB MULTI-SECTOR COMMODITY TRUST

INVESCO DB SILVER FUND

35,800,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 3 (“Supplement No. 3”) supplements and amends the Prospectus dated March 1, 2019 (the “Prospectus”), as previously supplemented. As indicated in Prospectus Supplement No. 2 dated May 10, 2019, at its meeting held on May 7, 2019, the Board of Managers (the “Board”) of Invesco Capital Management LLC, the managing owner (the “Managing Owner”) of Invesco DB Silver Fund (the “Fund”), accepted the resignation of Mr. David Warren from the Board, effective after the close of business on June 1, 2019 (the “Effective Date”). Mr. Warren tendered his resignation as part of his overall retirement and succession plan within the Managing Owner and affiliated entities (collectively, “Invesco”). His resignation was not the result of any disagreement with Invesco. Following the Board’s acceptance of Mr. Warren’s resignation, the Board appointed Kristie Feinberg to replace Mr. Warren on the Board and the Audit Committee of the Board, effective after the close of business on the Effective Date. Ms. Feinberg joined Invesco prior to the Effective Date, and serves in the capacity of Chief Financial Officer of the Americas. Effective after the close of business on the Effective Date, the Board and its Audit Committee consist of Kristie Feinberg, John M. Zerr and Daniel Draper.

As a result of the foregoing, effective immediately, all references to David Warren are deleted from the Prospectus. In addition, the following is added to the “Principals” table on page 61 of the Prospectus:

Kristie Feinberg	Board of Managers

Finally, the following biography for Kristie Feinberg replaces David Warren’s biography beginning on page 61 of the Prospectus.

Kristie Feinberg (44) is Chief Financial Officer of the Americas for Invesco Ltd., a global investment management company affiliated with the Managing Owner. She was appointed to this position in May 2019. In this capacity, Ms. Feinberg is responsible for general management support, in addition to executing on various strategic initiatives and overseeing the financial framework for the business units operating within the Americas division of Invesco Ltd. She has also served as a Member of the Board of Managers of the Managing Owner since June 2019. From January 2001 to May 2019, she served as Senior Vice President and Corporate Treasurer for OFI Global Asset Management, a global investment management company offering various retail and institutional investment solutions. She received an M.B.A. in finance from Columbia University and a B.A. in Economics from St. Cloud State University. Additionally Ms. Feinberg is a CFA® charterholder, a Financial Risk Manager—Certified by the Global Association of Risk Professionals and a Certified Treasury Professional. Ms. Feinberg was listed as a pending principal of the Managing Owner on June 4, 2019.

Shares of the Fund are listed on NYSE Arca, Inc. under the symbol “DBS”.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 13 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 3 is June 5, 2019.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBS-PRO-1-SUP-3